Exhibit 3.3

Amended and Restated
CERTIFICATE OF INCORPORATION OF
Telluride holdco, inc.

Telluride Holdco, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

FIRST:  The present name of the Corporation is Telluride Holdco, Inc., which is the name under which the Corporation was originally incorporated. The date of filing of the Corporation’s original Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware was June 17, 2021 (the “Original Certificate of Incorporation”).

SECOND:  This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Original Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the sole stockholder of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

THIRD:  The Corporation’s Original Certificate of Incorporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

Name

The name of the corporation is TeraWulf Inc. (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

4.1           Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 225,000,000 shares, divided into (a) 200,000,000 shares of Common Stock, with the par value of $0.001 per share (the “Common Stock”), and (b) 25,000,000 shares of Preferred Stock, with the par value of $0.001 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

The Board (as defined below) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

4.2           Voting. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with the second paragraph of Section 4.1 (such certificate, a “Preferred Stock Designation”)) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.3           Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

4.4           Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

Board of Directors

5.1           General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Except as otherwise provided for or fixed pursuant to the terms of any Preferred Stock Designation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than three nor more than ten, with the then-authorized number of directors being fixed from time to time by resolution of the Board. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.

5.2           Removal of Directors. Except for directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation (the “Preferred Stock Directors”)), if any (the “Preferred Stock Directors”), any director or the entire Board may be removed from office at any time, with or without cause, but only by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.3           Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

5.4           Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VI

Limitation of Liability

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this ARTICLE VI shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE VII

Indemnification

7.1            Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of corporation or of a partnership, limited liability company, joint venture, trust, organization or other entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

7.2           Prepayment of Expenses of Directors and Officers. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this ARTICLE VII or otherwise.

7.3           Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this ARTICLE VII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

7.4           Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, organization or other entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

7.5           Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

7.6           Nonexclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE VII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7.7           Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this ARTICLE VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.8           Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this ARTICLE VII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Seventh.

ARTICLE VIII

Section 203

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE IX

Restriction on Stockholder Action by Written Consent

Except as otherwise provided for or fixed pursuant to ARTICLE IV or any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE X

Corporate Opportunities

10.1         Sponsor Group. For purposes of this Article X, “Sponsor” shall mean Paul Prager and his controlled affiliates, including funds or portfolio companies of funds managed or advised by a controlled affiliate of Sponsor and any of their respective directors, officers or employees, but excluding the Corporation and its subsidiaries (which word, for all purposes hereof, shall be deemed to include direct and indirect subsidiaries).

10.2         Corporate Opportunities. To the fullest extent permitted by applicable law, including Section 122(17) of the DGCL, but subject to Section 10.3 below:

(a)                 The Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter (a “Corporate Opportunity”): (i) relating to the Sponsor’s continued involvement in (A) the Bitcoin mining business in Hardin, MT, that is in existence as of the date of the filing of this Amended and Restated Certificate of Incorporation, on behalf of Beowulf Energy LLC in connection with its building and operation of a data center for Marathon Digital Holdings Inc., (B) the asset management, operations and management consulting with respect to Rijnmond Power Holding B.V. as well as its wholly owned 810 MW combined cycle gas turbine Rijnmond power generation facility near Rotterdam, the Netherlands, on behalf of Beowulf Energy LLC and Beowulf Energy Europe LLC and (C) the asset management, operations, financing and redevelopment of the portfolio of domestic power generation assets owned by Heorot Power Holdings LLC and located in California, Montana, Colorado, Massachusetts and New York on behalf of Beowulf Energy LLC, and (ii) the raising of any fund or other capital for the purposes of investing in crypto currencies other than Bitcoin, mine crypto currencies other than Bitcoin, invest in crypto-related equipment and engage in financing arrangements associated with the foregoing, in each case, in which the Sponsor, any officer, director, member, partner or employee of any entity comprising the Sponsor, and any portfolio company in which such entities or persons have any equity interest (other than the Corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate in, even if the Corporate Opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and

(b)                Each such Specified Party shall have no duty to communicate or offer any Corporate Opportunity to the Corporation and shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another person or fails to present such Corporate Opportunity, or information regarding such Corporate Opportunity, to the Corporation or its subsidiaries.

10.3         Corporate Opportunities to Excluded Persons. Notwithstanding the foregoing, the provisions of Section 10.2 of this ARTICLE X shall not apply to, and shall not result in the renunciation by the Corporation or any of its subsidiaries of any interest or expectancy in a Corporate Opportunity with respect to, a Specified Party who either (1) is a director, officer or employee of the Corporation or any of its subsidiaries and who is first offered the applicable Corporate Opportunity solely in his or her capacity as a director, officer or employee of the Corporation or any of its subsidiaries or (2) first identified the applicable Corporate Opportunity solely through the disclosure of the Corporation’s or any of its subsidiaries’ confidential information in circumstances in which the Corporation had a reasonable expectation that such information would be held in confidence (a Specified Party in the circumstances of the foregoing clauses (1) or (2), an “Excluded Person”). For avoidance of doubt, this Section 10.3 shall not affect the effectiveness of any renunciation by the Corporation or any of its subsidiaries of any interest or expectancy in any such Corporate Opportunity by operation of Section 10.2 of this ARTICLE X as to any other Specified Party who is not an Excluded Person.

Neither the amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification.

This ARTICLE X shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

ARTICLE XI

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this ARTICLE XI.

ARTICLE XII

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

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IN WITNESS WHEREOF, Telluride Holdco, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this___ day of _______ 20__.

By:
Name:
Title: